                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        CORN PRODUCTS INTERNATIONAL, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                   (UNAUDITED)

                                        FOR THE SIX                      FOR THE YEARS ENDED DECEMBER 31,
                                           MONTHS       -----------------------------------------------------------------
($ MILLIONS)                               ENDED          1998         1997          1996         1995           1994
                                          JUNE 30,
                                            1999
                                       -------------    ---------    ---------     --------     ----------    -----------
*Income before extraordinary
charges, income taxes and minority
equity:                                      $ 63.7       $ 71.0       $ 20.0*      $ 37.0        $ 186.0*       $ 188.0*
Fixed charges                                  22.0         24.0         34.4         38.0           34.7           26.6
Capitalized interest                           (3.3)        (3.7)        (3.3)        (8.1)          (2.9)          (2.0)
                                       -------------    ---------    ---------     --------     ----------    -----------
                                             $ 82.4       $ 91.3       $ 51.1       $ 66.9        $ 217.8        $ 212.7
                                       =============    =========    =========     ========     ==========    ===========

RATIO OF EARNINGS TO FIXED CHARGES
                                               3.75         3.81         1.49         1.76           6.27           7.98
                                       =============    =========    =========     ========     ==========    ===========


FIXED CHARGES:
Interest expense on debt                     $ 21.2       $ 22.5       $ 32.9       $ 37.0        $  34.0        $  26.0
Amortization of discount on debt                 --           --           --           --             --             --
Interest portion of rental expense
      on operating leases                       0.8          1.5          1.5          1.0            0.7            0.6
                                       -------------    ---------    ---------     --------     ----------    -----------
Total                                        $ 22.0       $ 24.0       $ 34.4       $ 38.0        $  34.7        $  26.6
                                       =============    =========    =========     ========     ==========    ===========



Income before income taxes and
minority equity                              $ 63.7       $ 71.0      ($ 89.0)      $ 37.0        $ 223.0        $ 169.0
Restructuring charges                           0.0          0.0        109.0          0.0          (37.0)          19.0
                                       -------------    ---------    ---------     --------     ----------    -----------
Adj. Income                                  $ 63.7       $ 71.0       $ 20.0       $ 37.0        $ 186.0        $ 188.0
                                       =============    =========    =========     ========     ==========    ===========


* - Income before extraordinary charges, income taxes and minority equity does not include restructuring and spin-off costs